Exhibit 99.1

PPD Announces Fourth Quarter and Year-End 2005 Earnings

Contacts:

Linda Baddour
+910 772 6999 linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585 stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS;

ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Highlights:

•	Gross new authorizations of $417.3 million in fourth quarter 2005
•	Backlog at 12/31/05 of $1.8 billion, an increase of 39 percent year-over-year
•	Fourth quarter and full year 2005 EPS of $0.58 and $2.26, increases of 27.7 and 30.0 percent, respectively, over the prior period
•	Record full year cash flow from operations of $190.9 million

WILMINGTON, N.C., February 8, 2006—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2005.

PPD recorded net revenue of $274.6 million for the fourth quarter 2005, an increase of 19.6 percent over net revenue of $229.6 million for the fourth quarter of 2004. Net revenue for the fourth quarter 2005 included reimbursed out-of-pocket expenses of $21.5 million, compared to $18.7 million for the same period in 2004.

Fourth quarter 2005 income from operations was $52.4 million, an increase of 33.6 percent compared to income from operations of $39.2 million for the same period in 2004. Research and development expense for the fourth quarter 2005 was $1.1 million, compared to $6.8 million for the same period last year. The decrease in R&D expense was primarily related to the July 2005 transfer of the development and commercialization rights for the dipeptidyl peptidase IV (DPP4) inhibitor program to Takeda San Diego, Inc.

Fourth quarter 2005 earnings per diluted share were $0.58, an increase of 27.7 percent compared to $0.45 for the fourth quarter of 2004. Fourth quarter 2005 earnings per diluted share include a non-cash charge of $2.1 million, or $0.02 per diluted share, net of tax, related to the impairment of equity investments.

Net revenue for the year ended December 31, 2005 was $1,037.1 million, an increase of 23.3 percent over net revenue of $841.3 million for 2004. Full year 2005 net revenue includes reimbursed out-of-pockets of $75.1 million, compared to $67.3 million in 2004.

PPD Announces Fourth Quarter and Year-End 2005 Earnings

Full year 2005 income from operations was $194.6 million compared to 2004 income from operations of $148.0 million. Full year 2005 income from operations includes a $5.1 million pre-tax gain on the exchange of assets associated with our acquisition of SurroMed, Inc.’s biomarker assets. Full year 2004 income from operations includes $2.6 million in pre-tax restructuring charges.

Earnings per diluted share for the full year ended December 31, 2005 were $2.26, compared to earnings per diluted share of $1.74 for 2004. Earnings per diluted share for full year 2005 include non-cash charges of $5.9 million related to impairments of equity investments. Earnings per diluted share for full year 2004 included a $2.0 million non-cash charge related to the impairment of an equity investment.

Segment Performance

Development segment net revenue for the fourth quarter of 2005, which does not include reimbursed out-of-pocket expenses, was $248.9 million, an increase of 19.4 percent over the same period in 2004. Development segment income from operations for the fourth quarter 2005 was $53.4 million, compared to $45.5 million for the same period in 2004. Full year 2005 development segment net revenue was $921.8 million, an increase of 21.4 percent compared to 2004. Development segment income from operations for the full year 2005 was $188.2 million, compared to $160.5 million in 2004.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $4.3 million for the fourth quarter of 2005, compared to $2.4 million in the same period last year. Discovery sciences segment fourth quarter 2005 loss from operations was $1.0 million, compared to a loss from operations of $6.2 million for the fourth quarter 2004. Full year 2004 discovery sciences segment net revenue was $40.2 million, compared to segment net revenue of $14.3 in 2004. Discovery sciences segment net revenue in 2005 included a $10.0 million milestone payment related to the filing of the dapoxetine NDA and a $15.0 million upfront payment for the transfer of the development and commercialization rights for the DPP4 program to Takeda San Diego. Discovery sciences segment net revenue in 2004 included a $5.0 million payment from ALZA Corporation related to dapoxetine. Discovery sciences segment income from operations for the full year 2005 was $6.4 million, compared to a loss from operations of $12.5 million in 2004. Discovery sciences segment income from operations for 2005 includes the $5.1 million gain on the exchange of assets related to the SurroMed transaction. The discovery sciences segment income from operations for 2004 includes the $2.6 million in charges related to exiting our chemistry facility in Research Triangle Park, North Carolina.

Other Financial Information

Gross new business authorizations for the fourth quarter of 2005 totaled $417.3 million, resulting in backlog of $1.8 billion at December 31, 2005. Net days sales outstanding at December 31, 2005 for the full year 2005 were 34.1 days. Full year 2005 cash flow from operations was $190.9 million. At December 31, 2005, PPD had $319.8 million in cash, cash equivalents and marketable securities and $22.7 million in long-term debt, mainly related to the headquarters expansion.

“Our commitment to execution, quality and meeting client needs produced strong operating and financial performance for the fourth quarter and full year of 2005, and should continue to strengthen our position as a leading global drug development partner,” said Fred Eshelman, chief executive officer of PPD. “With significant backlog and the initiation of the Phase III program for Takeda’s investigational compound SYR-322, PPD is positioned to continue its solid growth in 2006 and to advance its compound partnering strategy.”

PPD Announces Fourth Quarter and Year-End 2005 Earnings

Stock Split

PPD also announced its board of directors has approved a two-for-one split of the company’s common stock. The record date for the stock split is February 17, 2006. Distribution of the new shares will be made on February 28, 2006. Trading of PPD shares on a split-adjusted basis is expected to begin on March 1, 2006.

Each shareholder of record at the close of business on February 17, 2006 will be issued one share of common stock for each share held of record on that date. On February 6, 2006, PPD had 58,113,260 shares of common stock issued and outstanding. After giving effect to the stock split, PPD will have 116,226,520 shares of common stock issued and outstanding, based on the number of issued and outstanding shares on February 6, 2006. PPD does not have any shares of preferred stock issued and outstanding and will not have any shares of preferred stock issued and outstanding after giving effect to the stock split.

Giving effect to this stock split, earnings per diluted share would have been $0.29 for the fourth quarter of 2005 and $0.23 for the same period in 2004, and $1.13 for the full year 2005 and $0.87 for the full year 2004.

“We are pleased to announce this stock split,” said Eshelman. “This action reflects the board’s confidence in management to continue delivering positive results. It also improves the opportunity to add liquidity and appeal for our stock, providing enhanced value to PPD shareholders.”

On December 7, 2005, PPD issued financial guidance for 2006. Adjusted solely for the two-for-one stock split, quarterly earnings per diluted share before non-cash stock option expense for 2006 are expected to be in the following ranges:

Q1 - $0.36 to $0.38

Q2 - $0.29 to $0.31

Q3 - $0.32 to $0.34

Q4 - $0.35 to $0.37

Based on this quarterly earnings guidance, PPD expects full year 2006 earnings per diluted share before non-cash stock option expense to be in the range of $1.32 to $1.40.

Beginning in January 2006, PPD is required by GAAP to include stock compensation expense for stock options in computing net income. Earnings per diluted share will be the most directly comparable GAAP financial measure to earnings per diluted share excluding stock option expense, which is not superior to or a substitute for GAAP earnings per diluted share. Stock option expense will depend on, among other things, the volatility and market price of PPD’s common stock. PPD’s earnings per diluted share forecast excludes non-cash stock option expense because it is difficult to accurately forecast prospective stock prices, which have in the past and could again in the future fluctuate in ways unrelated to the operating performance of PPD’s business. In addition, because stock option expense is a non-cash item, PPD analyzes its anticipated operating performance in this manner and believes that guidance in this form provides useful information to investors regarding anticipated results of operations and financial condition, and will allow for more accurate period-to-period comparisons.

PPD will conduct a live conference call and audio webcast tomorrow, February 9, 2006, at 9 a.m. ET to discuss fourth quarter and 2005 year end results and the stock split. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the web site. A replay of the webcast will be available shortly after the call. If you have difficulty accessing the webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

PPD Announces Fourth Quarter and Year-End 2005 Earnings

PPD is a leading global contract research organization providing discovery and development services, market development expertise and compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 8,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including earnings guidance for 2006, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; risks associated with the development and commercialization of drugs, including obtaining regulatory approvals; the ability to attract and retain key personnel; risks associated with and dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; risks associated with our recently adopted annual dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

###

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net revenue:
Development	$248,871	$208,504	$921,802	$759,629
Discovery sciences	4,260	2,441	40,214	14,311
Reimbursed out-of-pockets	21,483	18,671	75,074	67,316

Total net revenue	274,614	229,616	1,037,090	841,256

Direct costs:
Development	121,775	102,357	460,306	376,439
Discovery sciences	2,091	1,276	7,912	5,491
Reimbursable out-of-pocket expenses	21,483	18,671	75,074	67,316

Total direct costs	145,349	122,304	543,292	449,246

Research and development	1,137	6,790	23,370	15,852
Selling, general and administrative	64,311	53,399	240,700	195,670
Depreciation	11,121	7,617	39,127	28,609
Amortization	277	272	1,123	1,245
Gain on exchange of assets	—	—	(5,144)	—
Restructuring charges	—	—	—	2,619

Income from operations	52,419	39,234	194,622	148,015

Impairment of investments	(2,131)	—	(5,928)	(2,000)
Other income, net	2,160	1,131	9,035	3,830

Income before income taxes	52,448	40,365	197,729	149,845
Income tax expense	18,619	14,545	66,246	50,957

Net income	$33,829	$25,820	$131,483	$98,888

Net income per share:
Basic	$0.58	$0.46	$2.29	$1.75

Diluted	$0.58	$0.45	$2.26	$1.74

Weighted average number of shares outstanding:
Basic	57,855	56,564	57,332	56,348

Diluted	58,748	57,279	58,217	56,904

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$319,820	$249,368
Accounts receivable and unbilled services, net	$303,386	$265,067
Working capital	$327,638	$257,103
Total assets	$1,151,148	$975,201
Unearned income	$162,662	$153,170
Long-term debt, including current portion	$24,302	$6,970
Shareholders’ equity	$742,224	$635,310